Exhibit 99.1

FOR IMMEDIATE RELEASE

FERRELLGAS, L.P., REACHES AGREEMENT WITH LENDER REGARDING ALLEGED DEFAULTS

Liberty, Mo.  November 12, 2019 (GLOBE NEWSWIRE) – Ferrellgas, L.P., the operating partnership of Ferrellgas Partners, L.P. (NYSE:FGP) (“Ferrellgas”) announced today that it reached an agreement with TPG Specialty Lending, Inc., the administrative agent (“TPG”) under its senior secured credit facility regarding alleged events of default that occurred under the credit facility.  Pursuant to the agreement with TPG, the credit facility was amended and modified to (1) increase the $300 million revolving credit facility sub-limit for issuance of letters of credit from $125.0 to $140.0 million, (2) modify the definition of Consolidated Non-Acquisition Capital Expenditures to provide an exclusion for payments made during construction of vehicles used for propane delivery and related service when those payments are reimbursed upon the creation of operating leases for these vehicles provided that certain conditions are met, and (3) waive any prior Event of Default that have or would otherwise have occurred solely by reason of the failure to (a) deliver an unqualified report of Grant Thornton, the Company’s independent registered accounting firm, as to going concern with respect to the audited financial statements of Ferrellgas and its subsidiaries for the fiscal year ended July 31, 2019, and (b) timely deliver financial statements of Ferrellgas for the fiscal quarter ended July 31, 2019 and related compliance certificate.

About Ferrellgas

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., and subsidiaries, serves propane customers in all 50 states, the District of Columbia, and Puerto Rico. Ferrellgas employees indirectly own 22.8 million common units of the partnership, through an employee stock ownership plan. Ferrellgas Partners, L.P. filed a Form 10-K with the Securities and Exchange Commission on October 15, 2019.  Investors can request a hard copy of this filing free of charge and obtain more information about the partnership online at www.ferrellgas.com.

Forward Looking Statements

Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance, and expectations to differ materially from anticipated results, performance, and expectations. These risks, uncertainties, and other factors include those discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2019, and in other documents filed from time to time by these entities with the Securities and Exchange Commission.

Contacts

Investor Relations – InvestorRelations@ferrellgas.com